Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 30, 2012

(Relating to Preliminary Prospectus Dated April 23, 2012)

Registration No. 333-175299

Tilly’s, Inc.

This free writing prospectus should be read together with the preliminary prospectus, dated April 23, 2012, relating to the initial public offering of Class A common stock by Tilly’s, Inc. and the selling stockholders (the “Preliminary Prospectus”), included in Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-175299). References to “the company” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the information contained in the Preliminary Prospectus.

The disclosure set forth in the Preliminary Prospectus under “Prospectus Summary—Recent Developments” has been updated solely to provide comparable store sales information for the full fiscal quarter ended April 28, 2012. Accordingly, the disclosure set forth in the Preliminary Prospectus under “Prospectus Summary—Recent Developments” has been updated in its entirety to read as follows:

“Management has prepared the comparable store sales information below in good faith based upon our internal reporting for the fiscal quarter ended April 28, 2012. Such information has not yet been subject to our normal quarterly financial closing processes and our independent registered public accounting firm has not commenced its review of these results. Therefore, the final results for the full fiscal quarter ended April 28, 2012 may be materially different.

Comparable store sales increased 4.3% for the fiscal quarter ended April 28, 2012 following an increase of 18.2% for the fiscal quarter ended April 30, 2011. As of April 28, 2012, the company operated 145 stores, reflecting five openings fiscal year-to-date, with at least 16 net new stores expected to open in the remainder of the fiscal year.

These results should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. Our financial statements for the quarter ended April 28, 2012 are not expected to be filed with the SEC until after this offering is completed.”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This registration statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1524025/000119312512192600/d161838ds1a.htm. Before you invest, you should read the prospectus in that registration statement, the free writing prospectus and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, BofA Merrill Lynch at 1-866-500-5408 or Piper Jaffray at 1-800-747-3924.